Exhibit 10.4

2013 PERFORMANCE SHARE AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on November 12, 2013 (the “Grant Date”) granted you a performance share award pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”). Capitalized terms used but not defined in this 2013 Performance Share Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Performance Shares

You have been granted the right to earn shares of the common stock of the Company (“Common Stock”) based upon satisfaction of certain performance conditions pursuant to the provisions and restrictions contained in the Plan and this Agreement (the “Performance Shares”). The target number of Performance Shares that have been awarded to you is 1,199,616 (your “Target Award”).

2.	Vesting

a.

Performance Conditions. Subject to the terms and conditions set forth herein and in paragraphs 2(b), (c) and (d) below, you will be eligible to earn up to 150% of your Target Award based on [SPECIFY PERFORMANCE MEASURES] for the period beginning on January 1, 2014, and ending on December 31, 2016 (the “Performance Measures” and the “Performance Period”, respectively) relative to the threshold, target, and maximum levels established by the Committee for each Performance Measure for the Performance Period. These threshold, target and maximum levels are displayed in Exhibit A to this Agreement. [TO BE REVISED TO REFLECT PERFORMANCE MEASURES SET BY COMPENSATION COMMITTEE WITHIN 90 DAYS AFTER EFFECTIVE DATE OF THIS AGREEMENT: If the Committee determines that the Company does not achieve at least the threshold level of performance for a Performance Measure for the Performance Period, you will immediately forfeit the Performance Shares associated with that Performance Measure. If the Committee determines that the Company’s achievement is at least equal to the threshold level of performance for a Performance Measure for the Performance Period, you will be eligible to earn a portion of the Performance Shares associated with that Performance Measure based on the interpolation model specified by the Committee relative to the portion of your Target Award associated with that Performance Measure. If the Committee determines that the Company’s achievement is above the target level for a Performance Measure for the Performance Period, the number of Performance Shares associated with that Performance Measure that you will be eligible to earn will be increased relative to the portion of your Target Award associated with that Performance Measure based on the interpolation model specified by the Committee.] The Committee will determine the number of Performance Shares, if any, that you are eligible to earn on the foregoing basis as soon as administratively practicable following December 31, 2016 (your “Eligible Award”). In all cases, the number of Performance Shares, if any, in your Eligible Award will be rounded up to the nearest whole number of Performance Shares (as necessary). Upon the Committee’s determination of your Eligible Award, you will immediately forfeit all Performance Shares other than your Eligible Award. To become vested in all or a portion of your Eligible Award, you must satisfy the employment requirements of paragraph 2(b) below.

b.	Employment Requirements.

i)	Continuous Employment. Except as provided in paragraph 2(b)(ii) and 2(b)(iii) below, (A) you will vest in your Eligible Award on the date on which the Committee determines your Eligible Award if you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on December 31, 2016, and (B) you will immediately forfeit all of your Performance Shares upon your termination of employment with the Company and its Subsidiaries prior to December 31, 2016.

ii)	Death or Disability. If you terminate employment with the Company and its Subsidiaries prior to December 31, 2016 due to death or Disability, you will vest in a pro rata portion of your Eligible Award (if any) on the date on which the Committee determines your Eligible Award and will forfeit the remainder of your Eligible Award (if any) on such date. The portion of your Eligible Award that will vest under the immediately prior sentence shall be determined by multiplying the total number of Performance Shares in your Eligible Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Performance Period and the denominator of which is 1095, rounded up to the nearest whole number of Performance Shares (as necessary). As used herein, the term “Disability” shall have the meaning set out in the Employment Agreement between you and the Company dated as of November 12, 2013 (the “Employment Agreement”). The determination of Disability must be final under the Employment Agreement prior to the date on which payment of vested Performance Shares due to your termination of employment would otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement. This definition of “Disability” applies in lieu of the definition set out in the Plan.

iii)	Termination of Employment without Cause or for Good Reason Prior to Change in Control. In the event of your termination of employment with the Company and its Subsidiaries during the Performance Period without Cause or for Good Reason prior to December 31, 2016 and prior to the effective date of a Change in Control, you will vest in a pro rata portion of your Eligible Award (if any) on the date on which the Committee determines your Eligible Award and will forfeit the remainder of your Eligible Award (if any) on such date. The portion of your Eligible Award that will vest under the immediately prior sentence shall be determined by multiplying the total number of Performance Shares in your Eligible Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Performance Period and the denominator of which is 1095, rounded up to the nearest whole number of Performance Shares (as necessary). As used herein, the terms “Cause”, “Good Reason” and “Change in Control” shall have the meanings set out in the Employment Agreement.

c.	Change in Control. In the event of a Change in Control, (A) with respect to any portion of the Performance Shares associated with [LIST MARKET-BASED PERFORMANCE MEASURES], performance shall be measured as of the effective date of the Change in Control, and (B) with respect to any portion of the Performance Shares associated with [LIST NON-MARKET-BASED PERFORMANCE MEASURES], performance shall be deemed to be achieved at target. The Committee will determine the number of Performance Shares, if any, that you are eligible to earn on the foregoing basis on or within 60 days following the effective date of the Change in Control (your “CIC Award”). In all cases, the number of Performance Shares, if any, in your CIC Award will be rounded up to the nearest whole number of Performance Shares (as necessary). Upon the Committee’s determination of your CIC Award, you will immediately forfeit all Performance Shares other than your CIC Award. Except as provided in the immediately following sentence, (A) you will vest in your CIC Award on the date on which the Committee determines your CIC Award if you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on December 31, 2016, and (B) you will immediately forfeit your CIC Award upon your termination of employment with the Company and its Subsidiaries prior to December 31, 2016. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case within 12 months after the effective date of a Change in Control, you will fully vest in your CIC Award on the date of your employment termination. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case more than 12 months after the effective date of a Change in Control, the treatment specified in paragraph 2(b)(iii above will apply to the CIC Award. However, in either case, if the CIC Award is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the CIC Award shall become fully vested on the effective date of the Change in Control.

d.	No Other Special Vesting Rights. The provisions of Section 24.1 of the Plan with respect to change in control do not apply to your Performance Shares.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Performance Shares. Upon the issuance of shares Common Stock pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

4.	Payment

On each of the following dates, the vested portion of your Eligible Award or CIC Award as applicable, shall be paid to you:

a.	The effective date of a Change in Control;

b.	Within 60 days following the date of your termination of employment (subject to delay pursuant to Section 10(b)); or

c.	During the period beginning January 1, 2017 and ending March 15, 2017.

The Company will make payment by issuing to you and registering in your name a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of the Common Stock equal to the vested portion of your Eligible Award or CIC Award. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

5.	Withholding

You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to your Performance Shares (the “Required Tax Payments”). Unless you make other arrangements with the consent of the Company, all Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of Shares sufficient to make the Required Tax Payments and will make a cash payment to you for the difference between the Fair Market Value of the Shares withheld and the Required Tax Payments on the payment date specified in Section 4 above (but if this would cause adverse accounting then the Company will withhold one less Share and you must pay in cash the additional withholding).

6.	Transferability of Performance Shares

Your Performance Shares may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Performance Shares are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that your Performance Shares shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation and Benefits.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to the grant of the Performance Shares is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

9.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Performance Shares are also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants in the Employment Agreement.

10.	Compliance with Section 409A

a.	This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance thereunder (collectively, “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A and any such exemption thereunder. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

b.	Compliance with Section 409A shall include the following: (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your termination of employment from service shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), and (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death). You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

11.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Performance Shares shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Performance Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Performance Shares as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of your Performance Shares that are then subject to restrictions as provided herein.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, and HRIM

6600 North Military Trail, C278

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement, you accept the Performance Shares in full satisfaction of any and all obligations of the Company to grant equity compensation awards to you as of the date hereof.

16.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please sign and date this Agreement below.

Very truly yours,

OFFICE DEPOT, INC.

Acknowledged:

/s/ Roland C. Smith
Roland C. Smith

Date: 11/13/13